                                                    ---------------------------
                                                            OMB APPROVAL
                                                    ---------------------------
--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: April 30, 1997
--------                                            Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


-----------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Furman Selz SBIC Investments LLC          Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)             Find/SVP, Inc (FSVP)                  (Month/Day/Year)
     (Last)     (First)     (Middle)           10/31/96                  ------------------------------------
230 Park Avenue                            ----------------------------  5. Relationship of Reporting
----------------------------------------   3. IRS or Social Security          Person to Issuer
             (Street)                         Number of Reporting           (Check all applicable)
                                              Person (Voluntary)
                                                                               Director     X     10% Owner
                                                                         -----            -----

New York,          NY          10169                                     ----- Officer    -----   Other (specify
--------------------------------------     ----------------------------  (give title below)             below)
      (City)      (State)      (Zip)
                                                                               ---------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (8/92)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

------------------------------------------------------------------------------------------------------------------------------------
Warrant                        Immed.      10/31/2006   Common Stock      900,000        $2.25        I    By: Furman Selz SBIC, LP*
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Option for Warrant             Immed.      12/31/97     Common Stock      900,000        $20,250**    I    By: Furman Selz SBIC, LP*
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses: *Furman Selz SBIC Investments LLC is the general partner of Furman Selz SBIC, L.P. which directly owns the securities that are the subject of this Form 3.

**Assuming the option is exercised to purchase a warrant to purchase 900,000 shares of Common Stock, the purchase price of such warrant will be $20,250. The exercise price of the warrant will be $2.25.
                                                                                        /s/ STEVEN D. BLECHER           11/12/96
***Intentional misstatements or omissions of facts constitute Federal Criminal       --------------------------------  -------------
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                            ***Signature of Reporting Person       Date

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
   If space provided is insufficient, See Instruction 6 for procedure.                                            SEC 1473 (8/92)
